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                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK



ESTATE TAX REPEAL RIDER

This rider is made part of the policy to which it is attached, provided the charge for the rider, as described below, has been paid.

ESTATE TAX REPEAL. For purposes of this rider, the federal estate taxes will be considered repealed if legislation is enacted into law that extends the estate tax repeal provisions set forth in the Economic Growth and Tax Relief Reconciliation Act of 2001 at least two years beyond January 1, 2011. This new legislation must be in effect on January 1, 2010 or must be enacted during the calendar year 2010.

BENEFITS. In the event of the enactment of Estate Tax Repeal, as defined above, the Owner may elect to cancel this policy for a Cancellation Refund Amount, subject to the conditions described below. Such refund will be in lieu of payment otherwise payable for full surrender of the policy under the "Surrender and Surrender Value Provisions" set forth in the policy. However, if an effective cancellation is made under this rider during the "Right to Examine the Policy" period set forth on the policy's front cover, and the refund provided under such feature would be higher than the Cancellation Refund Amount provided by this rider, then the higher amount will be refunded.

START DATE. The Start Date for this rider is the later of: 1) January 1, 2010 or 2) the date in 2010 upon which legislation is enacted that triggers Estate Tax Repeal, as defined above, but no later than December 31, 2010.

EXERCISE OF RIDER. The rider may be exercised at any time during the 12-month period commencing at the Start Date. However, the rider can only be exercised if, on the date the Owner requests to cancel the policy, the Estate Tax Repeal, as defined above, is law.

CANCELLATION REFUND AMOUNT. An amount equal to the Surrender Value of the policy plus the applicable Surrender Charge shown in the policy, determined as of the Date of Cancellation. Note that monthly deductions under the policy and charges for any rider attached to this policy, including this rider, that may have been assessed from the policy Date of Issue to the Date of Cancellation, as well as any indebtedness under the policy, are not refundable for cancellations under this rider.

CONDITIONS. The request to cancel the policy under this rider is subject to the following conditions:

1. The request to cancel the policy under this rider must be in a written form satisfactory to the Company and signed by the Owner.

2. The Company must also receive the returned policy and the release of any lien or assignment of this policy.

DATE OF CANCELLATION. The effective date of cancellation will be the date all required documents are received by the Company.

EFFECT OF CANCELLATION. Upon a cancellation pursuant to the Owner's request under this rider, all coverage and benefits under this policy and any attached riders will cease and become void. No coverage under this policy or attached riders will be in effect thereafter. Any gain resulting to the Owner by virtue of a policy cancellation under this rider will be reported as taxable income on the Date of Cancellation.

CHARGE FOR THIS RIDER. There is a one-time charge at the time this rider is issued equal to the Estate Tax Repeal Rider Charge shown in the Policy Specifications.

LR511 NY

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TERMINATION. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first:

1.   One year from the Start Date,

2. December 31, 2010, provided no Estate Tax Repeal, as defined above, has been enacted,

3.   The date the Owner requests in writing to terminate the rider,

4.   Termination of the policy, or

5.   Full surrender of the policy prior to the Start Date.

However, if the policy is reinstated under the "Reinstatement Provisions" of the policy, the rider will likewise be reinstated, provided such reinstatement occurs before 1 or 2 above.

POLICY PROVISIONS. Except as provided above, this rider is subject to all the terms of the policy.

EFFECTIVE DATE. The effective date of this rider is the Date of Issue of the policy.

                                     LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK



                                           /s/ Jon A. Boscia
                                       ----------------------------------------
                                           PRESIDENT

LR511 NY